 EXHIBIT 16.0

ParenteBeard

CONFIDENCE THROUGH CLARITY

July 19, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated on or about July 19, 2013, of Colonial Financial Services, Inc. and agree with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ParenteBeard LLC